Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Summary Consolidated Financial Data”, “Selected Consolidated Financial Data” and “Experts” and to the use of our reports dated May 3, 2004 (except Note 17, as to which the date is September     , 2004), with respect to the consolidated financial statements and schedules of Educate, Inc. and the combined financial statements and schedule of the Laureate pre-K-12 Business (Predecessor to Educate, Inc.) in Amendment No. 4 to the Registration Statement (Form S-1 No. 333-115496) and related Prospectus of Educate, Inc. dated September 7, 2004.

Baltimore, Maryland

August 31, 2004

The accompanying consent relates to consolidated financial statements that include the effects of a reverse stock split approved by the Company’s Board of Directors on June 29, 2004, and anticipated to be effected prior to the closing of this offering. The above consent is the form which will be signed by Ernst & Young LLP upon consummation of the reverse stock split which is described in Note 17 of the notes to the consolidated financial statements and assuming that from August 31, 2004 to the date of such reverse stock split, no other events have occurred that would effect the accompanying financial statements and notes thereto.

/s/ Ernst & Young LLP

Baltimore, Maryland

August 31, 2004